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Uranerz Reports 2008 Drilling Summary on Powder River Basin Projects

Casper, Wyoming, January 21, 2009 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE Alternext US: URZ; TSX: URZ; Frankfurt: U9E) is pleased to announce the end-of-year exploration drilling results on its 100% held properties and for the Arkose Mining Venture (“Arkose”), a joint venture between the Company (81%) and United Nuclear, LLC (19%). Since the Company’s last drilling update on November 3, 2008, a total of 169 uranium trend and delineation holes were drilled utilizing five drill rigs and two electric log probing units with field operations ceasing on December 12, 2008. The latest drilling activity was performed on Arkose properties at Cedar Canyon and South Doughstick. Total for the 2008 drilling season was 933 holes, including six core holes, at an average depth of 687 feet, and a total of 640,578 feet of drilling. Breakdown of the total drilling was 165 holes on Uranerz 100%-owned properties and 768 holes on the Arkose property.

The purpose of the 2008 Uranerz / Arkose drilling project was to find previously unknown or little-known uranium mineralization trends and to delineate known trends, which would provide data for permitting and eventual production operations in favorably identified areas. During 2008, approximately 19 miles of uranium roll front trends were investigated. Approximately 7 miles of the 19 miles of trends had favorable uranium mineralization. Uranium mineralization ranged from <0.01% eU3O8 to 2.65% eU3O8. A cut-off grade of 0.03% eU3O8 was established for the Uranerz and Arkose projects. Approximately 34.5% of the 933 holes drilled during 2008 met or exceeded the minimum cut-off grade. A summary table of the most recent best hole results is provided below. Other best hole results during 2008 have been reported in previous news releases.

Summary of Best Hole Drilling Results from October 31 through December 12, 2008

Hole ID	Thickness	Grade (%) eU3O8*	Grade-Thickness	Depth
	(ft)		(GT**)	(ft to top)
South Doughstick (Arkose 100 Sand)
A36-20-001	13.5	0.111	1.50	503.0
A36-20-006	7.5	0.177	1.33	513.0
A36-20-012	9.0	0.153	1.38	504.0
A36-20-015	11.0	0.165	1.82	534.0
A36-29-097	11.5	0.186	2.14	593.5
A36-29-104	7.5	0.232	1.74	533.0
A36-29-108	16.0	0.086	1.38	583.0

A36-29-114	2.5	0.505	1.26	556.0
A36-29-120	6.0	0.204	1.23	557.5
A36-29-124	5.5	0.492	2.71	618.0
A36-29-125C	4.5	0.256	1.15	531.0
A36-29-132C	12.0	0.147	1.76	620.0
A36-29-157	14.5	0.180	2.61	660.0
A36-31-008	1.0	1.110	1.11	565.0
Cedar Canyon (Arkose 90 Sand)
A26-03-013	3.0	0.411	1.23	721.0
A26-03-015	5.0	0.204	1.02	777.0

*

All drill holes are electric logged with a standard suite of logs including resistivity, self-potential, and natural gamma. The gamma detection instruments are calibrated in the Casper, Wyoming, US Department of Energy test pits every 60 days.

**

GT represents grade times thickness and is calculated by multiplying eU3O8 grade (in percent) by gamma anomaly thickness (in feet) as determined from downhole radiometric probing. For example, a drill hole that has 10 feet of 0.10% uranium mineralization has a GT of 1.0 and would be considered a good hole by ISR mining standards.

Uranerz 100%-Owned capsule summary results:

Doughstick: 35 holes were drilled to further characterize the extent and grade of the previously known uranium mineralization trend that was an extension of the east flank Nichols Ranch deposit (A1 & A2 sands). Fill-in drilling confirmed the continuity of mineralization found during the 2007 drilling program. One mile of trend was investigated. Two core holes were also completed but results are not yet available. This property is ready for the preparation of a 43-101 technical report.

Hank: Drilling consisted of 23 confirmation holes drilled to determine the size and extent of a remote pocket of chemically-reduced sand behind the main uranium trend. While the drilling was successful along one mile of trend, no new resources were credited as they were already accounted for as inferred in an earlier 43-101 report.

West North-Butte: Drilling was conducted with 82 holes to characterize the extent and grade of mineralization in the A and B sands. Approximately two miles of uranium trends were investigated with one mile of the trend containing significant uranium mineralization. A 43-101 technical report was completed on this property (see news release: “Uranerz Reports NI 43-101 Uranium Resources on West North-Butte Satellite Properties”, dated December 18, 2008).

Willow Creek and North Rolling Pin: Activity was to conduct fill-in drilling on approximately one mile of mineralization trend. The principle target was on the A sand. While no mineralization was found in the upper A sand, mineralization was confirmed in the lower A sand.

Arkose capsule summary results:

South Doughstick: Drilling was conducted to investigate the 100 sand (equivalent to the A sand at Nichols Ranch). Extensive mineralization was found in this area and it is the western limb extension of our Nichols Ranch resource area. Drilling was conducted along three miles of trend. Mineralization grade ranged from <0.01% to 2.65% and averaged 0.11% eU3O8. Two holes were cored but the results are not available at this time. A NI 43-101 technical report is anticipated to be completed on this property in early 2009.

Cedar Canyon: Drilling targeted the 90 sand. One mile of trend was investigated with mineralization found in three locations. The uranium grade found at Cedar Canyon ranged from <0.01% to a maximum of 0.41% eU3O8and was better grade than at the Little Butte area but the mineralization was also spottier in nature. The indicated nose area of this trend is to the north and may prove to have better continuity. Additional drilling is planned for this area in 2009.

East Buck: (Northeast targets) was drilled to look at the potential for resources in the 100 and 120 -130 sands. Although historic drilling indicated mineralization may be present, none was found along one-half mile of trend that was investigated. This area has good potential but time ran out in 2008 before the drill rigs could return to continue exploration.

South Collins Draw: Drilling was conducted to principally explore for mineral trends in the 100 sand. Approximately 4.5 miles of trends were drilled but only one pocket of mineralization was found. Elsewhere small amounts of low grade mineralization were present.

Sand Rock: Drilling targeted the 90 and 140 sands. Mineralization was found in both of these horizons with two miles of trends investigated. At the 140 horizon, some fairly extensive mineralization was found but grade ranged from <0.01% to 0.06%, with average grade of 0.045% eU3O8. In the 90 sand, uranium was also found but the mineralization was discontinuous. The grade ranged from <0.01% to 0.156% with an average of 0.06% eU3O8.

Little Butte: Drilling was conducted to explore the 90 and 100 sands. Of the three miles of trend that was drilled, uranium mineralization was found in the 90 sand along approximately one mile of the trend. Maximum grade encountered was 0.243% eU3O8 with an average grade of 0.065% eU3O8. Two holes were cored in this area with lab results showing a positive disequilibrium of 1.33. On the 100 sand, 3 miles of trend were investigated but only spotty mineralization was found. This area was not fully explored and additional exploration is warranted.

“Our 2008 drilling program on the Uranerz and Arkose properties was highly successful. We continue to be excited about prospects for the South Doughstick trend which is only two miles south of our Nichols Ranch proposed plant site. We are looking forward to having a completed 43-101 technical report on the South Doughstick area. We are also in the process of developing our 2009 exploration program and expect to conduct drilling at South Doughstick, Cedar Canyon, Little Butte, and in the northeast and northwest portions of the Arkose properties,” said Kurtis Brown, the Company’s Senior Vice President, Exploration.

Mr. Kurtis Brown is a “qualified person” as defined by Canadian National Instrument 43-101 and oversees the Company’s drill programs. He has reviewed the technical disclosure related to the Company’s drilling results that are provided in this news release.

About Uranerz

Uranerz Energy Corporation is a pure-play uranium company listed on the NYSE Alternext U.S. Exchange (formerly called the American Stock Exchange) and the Toronto Stock Exchange (“TSX”) under the symbol “URZ”, and is also listed on the Frankfurt Stock Exchange under the symbol “U9E”.

Members of the Uranerz management team have specialized expertise in the in-situ recovery (“ISR”) uranium mining method, and the Company collectively owns or controls (including through its interest in the Arkose Mining Venture) approximately 122,500 acres (49,575 hectares or 191 square miles) in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming, U.S.A., an area well-known for hosting uranium-mineralized roll fronts often amenable to ISR mining techniques.

The Company has submitted federal and state mining applications to build and operate the Nichols Ranch Uranium ISR Project which, when licensed and constructed, is planned to consist of a central processing facility at the Nichols Ranch property and a satellite facility at the Hank property. Commercial ISR mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mine currently owned and operated by Cameco Resources Inc. and from AREVA NC’s Irigaray-Christensen Ranch ISR mine located in the Pumpkin Buttes uranium mining district (presently on stand-by, but re-start of operations has been announced). Commencement of operations at the Nichols Ranch Uranium ISR Project is dependent on receipt of required regulatory approvals.

Further Information

For further information, contact the Company’s Investor Relations department at 1-800-689-1659 or please refer to the Company’s website at www.uranerz.com, review the Company’s filings with the Securities and Exchange Commission at www.sec.gov, or visit the Company’s profile on the SEDAR website at www.sedar.com.

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but is not limited to, statements with respect to planned development, capital and operating cost and other projections, resource estimates, our planned exploration and drilling programs and results, the availability of future financing for exploration, and other plans, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.